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Exhibit 10.1

EMPLOYMENT AGREEMENT

        AGREEMENT, dated as of July 5, 2004 by and between Financial Security Assurance Holdings Ltd., a New York corporation ("Company"), and Robert P. Cochran ("Employee").

        WHEREAS, Dexia S.A. ("Dexia") and Company have previously entered into an Agreement and Plan of Merger dated as of March 11, 2000, whereby Company has become a wholly-owned subsidiary of Dexia;

        WHEREAS, Company and Employee are party to an Employment Agreement dated as of March 14, 2000, that expires on July 5, 2004; and

        WHEREAS, Company desires to employ Employee and Employee is willing to serve as an employee of Company, subject to the terms and conditions of this Agreement;

        NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

        1.     Employment. Company hereby employs Employee, and Employee agrees to serve as an employee of Company, on the terms and conditions set forth in this Agreement.

        2.     Term. Employee's employment shall commence on the date of this Agreement (the "Effective Date") and end on December 31, 2007 (the "Original Term"); provided, however, that this Agreement shall be renewed and extended for two-year terms (the "Extended Terms"), unless notice of termination is given by Employee or Company six months or more prior to the end of the Original Term or one of the Extended Terms. The Original Term and any Extended Term shall be referred to collectively as the "Term".

        3.     Duties During Employment. During Employee's employment with Company, Employee shall initially serve as Chairman and Chief Executive Officer of Company and shall have such duties and responsibilities as are assigned to him by the Board of Directors of Company (the "Board") and as are consistent with the magnitude and scope of his duties and responsibilities as of the Effective Date. Employee shall report directly to the Board.

        Employee shall devote Employee's full business time and attention and best efforts to the affairs of Company during his period of employment, provided, however, that Employee may continue to engage in other activities, such as activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the board of directors of such other organizations, provided that such activities do not interfere with the performance of his duties for Company. Employee may also continue membership on the board of directors of White Mountains Insurance Group, or it successors, and on any other corporate boards which do not conflict with the performance of his duties or the interests of Company. Any additional corporate board memberships must be reviewed with and approved by the Board in advance of acceptance of such position.

        At any point on or after the end of the Original Term, Employee may elect to relinquish his Chief Executive responsibilities and become Non-Executive Chairman of the Board for the remainder of the term and any extensions. In this role it is anticipated he will devote approximately 25% to 33% of full business time to Company duties with the remainder devoted to a variety of interests not conflicting with the Company.

        In the role of Non-Executive Chairman Employee will receive annually as compensation the continuation of at least the then current base salary as a Non-Executive Chairman fee (in lieu of any other Board fees), no annual bonus expectations, performance shares having an estimated economic value at least equal to 50% of normal prior awards, continuation of participation in employee benefit plans, and a one-time pro-rata annual bonus for the portion of the year spent as Chief Executive before the change to Non-Executive Chairman occurred. In addition, as Non-Executive chairman, employee will be furnished with normal support including office and assistant.

        4.     Current Cash Compensation.

        (a)    Base Salary.    As compensation for his services hereunder, Company will pay to Employee during the period of his employment a base salary at the annual rate in effect immediately prior to the Effective Date, payable in accordance with Company's payroll practices for senior executives. Company shall review the base salary bi-annually (with the next review to take place January 2005) and in light of such review may, in the discretion of the Board (but shall not be obligated to), increase such base salary taking into account any change in Employee's then responsibilities, performance by Employee, and other pertinent factors.

        (b)    Annual Bonus.    Company shall maintain a bonus pool (the "Bonus Pool") for the benefit of Company employees in such amount and pursuant to such formulae as the Human Resources Committee of the Board ("HR Committee") shall from time to time determine. The Company shall also maintain a reserve bonus pool (the "Rainy Day Fund") made up of previously earned but undistributed Bonus Pool allocations from prior years, which shall be distributable upon the recommendation of the management of the Company and with the approval of the HR Committee. Employee shall receive an annual cash bonus equal to at least 5% and be considered for a portion of an additional 2% that must be allocated between Employee and Sean W. McCarthy (or other executive acting as President of the Company) of the Bonus Pool. It should be noted that the above described percentages are a minimum and that it is anticipated that the HR Committee may exercise its discretion above such amount.

        (c)    Performance Shares.    In each calendar year in the Term, beginning in 2005, Employee shall receive an annual Performance Share grant under the Company's long-term incentive compensation plan (the "Performance Share Plan"), as presently in effect or as may be modified or added to by Company from time to time, having an estimated economic value at least equal to Employee's 2004 Performance Share grant. Except as provided herein, such Performance Shares shall vest according to the terms of the Performance Share Plan. All references to Performance Shares in this Agreement shall include Dexia Restricted Shares issued pursuant to the Performance Share Plan and any other form of long-term incentive compensation provided under the Plan as amended from time to time.

        5.     Other Employee Benefits.    In addition to the cash compensation provided for in Section 4 hereof, Employee, subject to meeting eligibility provisions thereof, shall be entitled to participate in Company's employee benefit plans, as presently in effect or as they may be modified or added to by Company from time to time to the same extent as are otherwise enjoyed by the senior executives of Company, which shall not be reduced in any material respect from plans in existence as of the Effective Date.

        6.     Termination.

  (a)
  Termination by Company Without Cause;
  Termination by Employee for Good Reason.

        (i)    During the Original Term.    If Company should terminate Employee's employment without Cause (as defined below) or if Employee should terminate his employment for Good Reason (as defined below), Company shall pay to Employee the pro-rata annual base salary through the date of termination, a pro-rata annual bonus through the date of termination and an amount (the "Severance Payment") equal to two times the sum of:

  (A)
  Employee's annual base salary at the rate in effect immediately prior to the date of termination,

  (B)
  the average annual bonus payable to Employee for the two years immediately prior to the year during which termination occurred.

        This Severance Payment, which shall be in lieu of any amount payable to Employee under the Company's Severance Policy for Senior Management, shall be payable in monthly installments over the Restricted Period (as defined in Section 7(b) below).

        In addition, and notwithstanding any provision of the Performance Share Plan to the contrary:

  (A)
  All Performance Shares awarded to Employee and then outstanding shall vest, and

  (B)
  Employee shall be deemed to have been awarded and to have vested in all of the minimum annual Performance Share grant(s) provided for in Section 4(c) to which he is otherwise entitled and for which a Performance Share grant has not otherwise been made for the balance of the Term.

        Employee shall receive a cash payment with respect to all such Performance Shares valued pursuant to the valuation mechanism provided in the Performance Share Plan as applicable to Performance Shares outstanding at the Effective Date and Performance Shares granted subsequent to the Effective Date, respectively. If the performance cycle includes at least one completed year, the payout for each such completed year shall be based on the actual results for the completed year(s) and 100% will be used for uncompleted years; if the performance cycle does not include any completed years, 100% payout. The value which is obtained by multiplying the number of Performance Shares determined under (A) and (B) above by the applicable share price will be increased with interest at 8% per year, compounded semi-annually, from the date of termination to the date of payment which shall be within five days after the end of the Restricted Period (as defined in Section 7(b)).

        Such cash payment shall be forfeited in the event Employee breaches his obligations under Section 7(b) or (c) of this Agreement.

        (ii)   During the Extended Terms.    Company shall pay to Employee the same pro-rata base salary, pro-rata bonus and Severance Payment as defined in Section 6(a)(i) and in the same manner.

        All Performance Shares outstanding will vest and will be valued in the same manner (including interest on the unpaid balance) and paid at the same time as provided in Section 6(a)(i).

        Such cash payment shall be forfeited in the event Employee breaches his obligations under Section 7(b) or (c) of this Agreement.

        (iii)  After the Term (in case this Agreement is not renewed for any reason).    Employee will be entitled only to be paid the pro-rata annual base salary through the date of termination, a pro-rata annual bonus through the date of termination, a severance payment equal to the then current severance policy in effect for senior management, which shall be payable in monthly installments over the Restricted Period, and all outstanding Performance Shares shall vest pro-rata in proportion to the percentage of the performance cycle for such Performance Shares during which Employee was employed by Company. The value of such vested Performance Shares will be determined as of the termination date in accordance with the terms of the Performance Share Plan relating to pro-rata vesting, increased with interest and paid as provided in Sections 6.(a)(i) and (ii).

        Such cash payment shall be forfeited in the event Employee breaches his obligations under Section 7(b) or (c) of this Agreement.

Definitions:

        "Cause" shall mean (i) conviction or plea of nolo contendere (or similar plea) in a criminal proceeding for commission of a misdemeanor or a felony that is materially injurious to the Company; (ii) willful and continued failure by Employee to perform substantially his duties with Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Employee by Company which specifically identifies the manner in which Company believes Employee has not substantially performed his duties; or (iii) Employee engages in willful misconduct in carrying out his duties with Company which is directly and materially harmful to the business or reputation of Company. Employee shall not be terminated for Cause unless he is provided with notice stating in reasonable detail the alleged misconduct and, if such misconduct is reasonably susceptible to cure, he is allowed a period of time (not less than ten days) to cure the misconduct; and a resolution is adopted by the Board at a scheduled meeting at which Employee shall be entitled to attend and speak to the Board.

        "Good Reason" shall mean, without Cause: (i) a diminution of any of Employee's significant duties or responsibilities; (ii) breach by the Company of its obligations hereunder; (iii) Company's requiring Employee to be based at an office that is greater than twenty-five miles from the location of Employee's office as of the Effective Date; or (iv) a material adverse change in Employee's total compensation (other than as provided by the performance-related terms of this Agreement), as in effect at the Effective Date. Notwithstanding the foregoing, Employee shall not be deemed to have terminated his employment for Good Reason unless he gives 60 days' prior written notice to Company stating in reasonable detail the basis upon which "Good Reason" is asserted, such notice is given within 120 days of the later of the occurrence of the event or the date Employee knows or should have known of the event which would otherwise constitute Good Reason and, if such failure or breach is reasonably susceptible to cure, Company does not effect a cure within such 60-day period.

  (b)
  Termination by Company for Cause;
  Termination by Employee without Good Reason.

        (i)    During the Term.    If Company should terminate Employee's employment for Cause or Employee should terminate his employment without Good Reason, Employee will be entitled only to be paid the pro-rata annual base salary through the date of termination.

        All Performance Shares that are unvested on the date of termination shall be forfeited.

        (ii)   After the Term (in case this Agreement is not renewed for any reason).    Employee will be entitled to be paid the pro-rata annual base salary through the date of termination, a pro-rata annual bonus through the date of termination, and all outstanding Performance Shares shall vest pro-rata in proportion to the percentage of the performance cycle for such Performance Shares during which Employee was employed by Company. The value of such vested Performance Shares will be determined as of the termination date in accordance with the terms of the Performance Share Plan relating to pro-rata vesting, increased with interest and paid as provided in Sections 6(a)(i) and (ii).

        Such cash payment shall be forfeited in the event Employee breaches his obligations under Section 7(b) or (c) of this Agreement.

        (c)   Additional Payments.    If applicable, Employee shall be eligible to receive the additional payments set forth on Annex A.

        (d)   No Disparaging Statements.    In the event of termination of Employee's employment for any reason by Company or Employee, Employee will not at any time publicly denigrate, ridicule or intentionally criticize Company or any of its affiliates including, without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media. Similarly, neither Company nor any of its affiliates will publicly denigrate, ridicule or intentionally criticize Employee.

        7.     Restrictive Covenants.

        (a)    Confidential Information.    Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to Company or any affiliate of Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other nonpublic business affairs of Company and any affiliate of Company learned by him from Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside Company or any of its affiliates, whether during or after his period of service with Company, except as may be required by a court of law, by any governmental agency having supervisory authority over the business of Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. Employee agrees to give Company advance written notice of any disclosure pursuant to the preceding sentence and to cooperate at the Company's expense with any efforts by Company to limit the extent of such disclosure. Upon request by Company, Employee agrees to deliver promptly to Company upon termination of his services for Company, or at any time thereafter as Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to Company's or any affiliate's business and all property of Company or any affiliate associated therewith, which he may then possess or have under his control, other than personal notes, diaries, rolodexes and correspondence.

        (b)    Covenant Not to Compete.    "Restricted Period" shall mean the greater of (i) the remainder of the Term or (ii) a period of two years from the date of termination of Employee's employment for any reason. During the Restricted Period, Employee shall not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any competing business, whether for compensation or otherwise, without the prior written consent of Company (excluding less than 5% stakes in public vehicles). For the purposes of this Agreement, a "competing business" shall be any financial services business which is a significant competitor of Company or its affiliates. Should Employee, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any competing business during the Restricted Period, all payments under this Agreement shall cease.

        (c)    Covenant Not to Solicit Company Clients or Employees.    During the Term and for the Restricted Period, Employee shall not, in any manner, directly or indirectly, (i) raid or solicit any client or prospective client of Company or its affiliates to whom Employee provided services, or for whom Employee transacted business, or whose identity became known to Employee in connection with Employee's employment with Company, to transact business with a competing business or reduce or refrain from doing any business with Company or its affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Company or its affiliates and any such client or prospective client. During the Term and for the Restricted Period, Employee further agrees that Employee shall not, in any manner, directly or indirectly, solicit any person who is an employee of Company or its affiliates to apply for or accept employment with any competing business. "Solicit" as used in this Agreement means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.

        (d)    Availability and Assistance.    Employee agrees that during his employment and thereafter Employee shall be available to Company and Parent and shall assist Company and Parent in connection with any litigation brought by or against Company or its affiliates and Parent relating to the period during which Employee was employed by Company; provided, however, that all costs and expenses in connection with the foregoing shall be borne by Company and/or Parent and advanced to the Employee.

        (e)    Survivability.    The provisions of this Section 7 shall survive the termination or expiration of this Agreement in accordance with the terms hereof. It is the intention of the parties hereto that the restrictions contained in this Section 7 be enforceable to the fullest extent permitted by law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.

        8.     Retirement.

        (a)   Employee shall retire from active employment by Company on Employee's 65th birthday and this Agreement shall be deemed to have reached the end of its Term on such date. In such event, (i) Employee shall receive the pro-rata annual base salary and a pro-rata annual bonus through the date of retirement, (ii) all Performance Shares granted prior to the date of retirement shall be fully vested and payments with respect to such Performance Shares shall be made to Employee at the same time, including any required holding period, and in the same amounts as if Employee remained in the employ of Company.

        Such cash payment shall be forfeited in the event Employee breaches his obligations under Section 7(b) or (c) of this Agreement.

        (b)   Employee may retire at the end of any Term which occurs after Employee's 60th birthday, in which event Employee shall receive the same compensation as provided in Section 8(a)(i) and (ii).

        Such cash payment shall be forfeited in the event Employee breaches his obligations under Section 7(b) or (c) of this Agreement.

        9.     Remedy.    Should Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Section 7 hereof, it is agreed that Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to Company shall not be deemed to limit or prevent the exercise by Company of any or all further rights and remedies which may be available to Company hereunder or at law or in equity.

        10.   Prior Notice to Prospective Employer.    Prior to accepting employment with any other person or entity during Employee's employment or the Restricted Period, Employee shall provide such prospective employer with written notice of the provisions of this Agreement.

        11.   Arbitration.    If a dispute arises between the parties respecting the terms of this Agreement or Employee's employment by Company, such dispute shall be settled only by binding arbitration in New York, New York, in accordance with the commercial arbitration rules of the American Arbitration Association. Company will pay the costs of arbitration and reasonable legal fees, provided, in the case of any claim brought by Employee, that the claim is determined not to be frivolous.

        12.   Directors' and Officers' Insurance.    During the Employee's employment, Company shall maintain directors' and officers' liability insurance covering Employee, which contains at least the same coverage and amounts and contains terms and conditions no less advantageous than that coverage provided by Company as of the Effective Date to the extent commercially available.

        13.   Governing Law.    This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York, without reference to principles relating to conflict of laws. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

        14.   Notices.    All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person, or five days after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice shall be sent to each party as follows:

  (a)
  Employee, to:
  Robert P. Cochran
  1000 Park Avenue, Apt. 12A
  New York, New York 10028

  (b)
  Company, to:
  Financial Security Assurance Holdings Ltd.
  350 Park Avenue
  New York, NY 10022
  Attention: General Counsel

    With a copy to:
    Dexia Credit Local
    7 à 11 quai André Citröen BP-1002
    75 901 Paris Cedex 15
    Attention: Jean-Paul Gauzès

        In lieu of personal notice or notice by deposit in the U.S. mail, a party may give notice by confirmed telegram, telex or fax, which shall be effective upon receipt.

        15.   Entire Agreement.    This Agreement constitutes the entire understanding between Company and Employee relating to the terms of employment of Employee by Company and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of Employee, Employee's heirs, executors, administrators and beneficiaries, and Company and its successors.

        16.   Successors.    This Agreement is personal to Employee and without the prior written consent of Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

        17.   Withholding Taxes.    All amounts payable to Employee under this Agreement shall be subject to applicable withholding of income, wage and other taxes.

        18.   Waiver of Breach.    The waiver by either party of a breach of any term of this Agreement shall not operate nor be construed as a waiver of any subsequent breach thereof. Any waiver must be in writing and signed by Employee or an authorized officer of the Company, as the case may be.

        19.   Survivorship.    The respective rights and obligations of the parties hereunder shall survive any termination of Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

        20.   Severability.    If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        21.   Headings.    The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

        22.   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

Financial Security Assurance Holdings Ltd.
By:	/s/ BRUCE E. STERN Title: General Counsel and Managing Director

/s/ ROBERT P. COCHRAN Robert P. Cochran

ANNEX A
Additional Payments

        (a)   Except as set forth below, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise, but determined without regard to any additional payments required under this Annex A) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (b)   Subject to the provisions of paragraph (c), all determinations required to be made under this Annex A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Company's independent auditors or such other certified public accounting firm reasonably acceptable to Employee as may be designated by Company (the "Accounting Firm") which shall provide detailed supporting calculations both to Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Company. All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Annex A, shall be paid by Company to Employee not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Company exhausts its remedies pursuant to paragraph (c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Employee. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse Employee for the Excise Tax (the "Overpayment"), the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by Employee (to the extent Employee has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

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  Exhibit 10.1
EMPLOYMENT AGREEMENT